EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Meta Financial Group, Inc.

Storm Lake, Iowa

We consent to the incorporation by reference in the Meta Financial Group, Inc. Registration Statement on Form S-3, of our report dated January 7, 2008 relating to our audit of the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for the year ended September 30, 2007, which appear in the Annual Report on Form 10-K of Meta Financial Group, Inc. as of and for the year ended September 30, 2009.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
February 19, 2010